SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549



                   REGISTRATION STATEMENT
                         ON FORM S-8
                            UNDER
                 THE SECURITIES ACT OF 1933


              American Diversified Group, Inc.
              --------------------------------
   (Exact name of Registrant as specified in its charter)

     Nevada                                     88-0292161
     ------                                     ----------
(State or other jurisdiction of              (IRS employer identification no.)
incorporation or organization)


110 N. Center St., Suite 202                          28602
     Hickory, NC                                   (Zip Code)
     -----------
(Address of principal executive offices)

           Compensation and Consulting Agreements
                  (full name of the plans)


                      Jerrold R. Hinton
                      -----------------
                 American Diversified Group, Inc.
              110 North Center Street-Suite 202
                      Hickory, NC 28601
          (Name and address of agent for services)


                       (704) 322-2044
                       --------------
    (Telephone number, including area code, of agent for
                          service)


Approximate Date of Commencement of Proposed Sales under the Plan:
------------------------------------------------------------------
              As soon as practicable after this
          Registration Statement becomes effective


                  Total Number of Pages: 16
                  -------------------------
   Exhibit Index begins on sequentially numbered page: 10

                           Page 1




               CALCULATION OF REGISTRATION FEE


Title of                              Proposed           Proposed
Securities                            Maximum            Maximum Amount of
to be             Amount to be        Offering           Aggregate             Registration
Registered        Registered          Price per Share    Offering Price        Fee
___________________________________________________________________________________________
Common Stock
par value $.001   20,000,000(1)       $.02 (2)           $400,000              $130.00
___________________________________________________________________________________________

(1) Represents shares issued pursuant to consulting agreements for continued services by officers, directors, consultants, and counsel to the Registrant, including services related to sales and marketing of pharmaceutical-medical products and telecommunication products, international sourcing of products for pharmaceutical orders, seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's business and investor relations, and legal services, all the foregoing in furtherance of the Registrant's business. Additional shares may be issued to the officers, directors, consultants and counsel under agreements as set forth in this Registration Statement plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect to stock splits, stock dividends and other similar recapitalizations.


(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on August 14, 1998.

















                           Page 2

                           PART I

     INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.        Plan Information.

     American Diversified Group, Inc. (hereinafter "ADGI" or the "Registrant") has heretofore entered into agreements with third party consultants, officers, directors and counsel with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, directors, consultants and counsel, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

      The Registrant has agreed to issue to Jerrold R. Hinton, President, CEO and a director, two million five hundred thousand shares in consideration for his continuing to serve the Company full-time, without cash compensation. Dr. Hinton has an employment agreement executed in 1996 which provides for annual compensation of $100,000 per annum. However, no cash compensation has been paid to Dr. Hinton under the agreement to date.

      The Registrant has agreed to issue two million five hundred thousand shares to Emerging Trends Linkages Corp., a New York corporation, pursuant to agreements for continued services with respect to Registrant's generic pharmaceutical sales and call-back/telecommunications business.

The Registrant has agreed to issue two million shares to Global Transmedia Communication Corp.("GTCC"), of Miami Florida, in consideration for the agreement by GTCC to provide consulting service to the Registrant including services related to the aquisation of other telecommunication providers and the develop-ment and aquisation of enhancements of Internet Telephony products and services.

      The Registrant has also agreed to issue to each of Messrs. Matthew Milo and Joseph Quattrocchi, consultants to the Registrant, three million shares for services in connection with securing sourcing from pharmaceutical product manufacturers as well as pursing on behalf of Registrant joint ventures and acquisitions of international pharmaceutical-medical product manufacturers and distributors.

      This  Registration Statement also provides that Thomas
J. Craft, Jr., Esq., who has served as the Registrant's corporate secretary, a director and full time corporate securities counsel, shall be issued a total of three million five hundred shares in consideration for continuing services to Registrant in such capacities and for providing Mr. Craft's staff and consultants for the preparation and review of all contracts and agreements between the Registrant and all third parties, including but not limited to Registrant's acquisition efforts with respect to diagnostic test kit manufacturers and telecommunication service providers.

      Registrant has also included herein three million shares issued to Ashco International Corp., a New York corporation, for services to the Registrant including supervising Registrant's investor relations from its NYC offices.

                           Page 3
     Registrant has also issued five hundred thousand to Dr.
S. K. Rao, a medical doctor in Port Arthur, TX, in consideration for the introduction by Dr. Rao of his professional contacts and relationships with pharmaceutical and medical product manufacturers and distributors in India. Registrant has begun to source much of the products that have been subject to purchase orders from India and projects that in the future it will be engaging in significant additional business with various medical related companies in India.

Item 2.        Registrant Information and Employee Plan
Annual Information.

      The Registrant shall provide the Consultants, without charge, upon their written or oral request, the documents incorporated reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 110 North Center Street, Suite 202, Hickory, NC 28601.

                           PART II

       INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

      The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

      (a) The Registrant's Annual Report on Form 10-KSB and 10-KSB/A for the year ended December 31, 1995, Annual Report on Form 10-KSB for the year ended December 31, 1996, and Registrant's Annual Report on Form 10-KSB and 10-KSB/A for the year ended December 31, 1997 filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      (b) The Registrant's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1998 filed pursuant to
Section 13 or 15(d) of the Exchange Act.

      (c) A description of the Registrant's common stock contained in the exhibits to Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 1995.

     (d) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.        Description of Securities.

      The Registrant has authorized 350,000,000 shares of common stock, par value $.001 (the "Common Stock"), of which 210,212,560 are issued and outstanding, and 50,000 shares of preferred stock, series A (the "Series A Preferred"), none of which are issued.

      Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.        Interests of Named Experts and Counsel.

      Thomas J. Craft, Jr., Esq., counsel to the Registrant in connection with the preparation of this Registration Statement on Form S-8, is the record owner of eleven million shares of Common Stock, an undetermined number of which shares will be beneficially owned by Mr. Craft's staff, none of whom are affiliates of the Registrant.

Item 6.        Indemnification of Officers and Directors.

           The Registrant's Articles of Incorporation, as amended, By-laws and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below.

           The Registrant's Articles of Incorporation, as amended, provide that the Registrant's officers and directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (I) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) for the payment of dividends in violation of Nevada Revised Statues 78.300. The Nevada Revised Statues also limit the personal liability of officers and directors under certain circumstances as set forth below:

          "Section 78-751 of Nevada Revised Statues contains provisions relating to the indemnification of officers and directors.

          This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner which he reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation " See Item 9(e) (ii) below:

Item 7.        Exemption From Registration Claimed.

               Not applicable

Item 8.        Exhibits:

           Pursuant  to Item 601 of Rule S-K, the  following
           Exhibits are annexed hereto:

      Exhibit   5     Opinion of Thomas J. Craft, Jr., Esq.

      Exhibit  23     Consent of Thomas J. Craft, Jr.,  Esq.
                      (Contained in the Opinion)

      Exhibit  23.1   Consent of Grant-Schwartz  Associates,
                      Certified Public Accountants

Item 9.        Undertakings:

     The undersigned Registrants hereby undertakes:

           (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

           (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (e)(i)   The   undersigned   Registrant   hereby
undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         EXHIBIT INDEX

EXHIBIT NUMBER                ITEM

       5         Opinion of Thomas J. Craft, Jr., Esq.

      23         Consent  of  Thomas  J.  Craft,  Jr.,  Esq.
                 (Contained in Opinion)

      23.1       Consent  of  Grant-Schwartz,  Associates,
                 Certified Public Accountant

                          EXHIBIT 5

                 Thomas J. Craft, Jr., Esq.
                 11000 Prosperity Farms Road
                Palm Beach Gardens, FL 33410
                       (561) 691-1998


                                      August 14, 1998

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


                    Re:  American Diversified Group, Inc.
                         Registration Statement on Form S-8

Gentlemen:

      I have been requested by American Diversified Group, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with the registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 20,000,000 shares of common stock, which shares are being issued for services to the Registrant by its consultants, officer- directors, and the undersigned.

      In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act or 1934. I have further determined that the shares have been legally issued, and are fully paid and non-assessable shares of the Registrant. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act.

      I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.


                                   Very truly yours,


                                   /s/ Thomas J. Craft, Esq.
                                   Thomas J. Craft

                         EXHIBIT 23
              (Contained in Opinion-Exhibit 5)

                        EXHIBIT 23.1

                        EXHIBIT 23.1


     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We previously issued our report, accompanying the financial statements, incorporated herein by reference, of the
Registrant in its Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission by the Registrant.




                    /s/ Grant-Schwartz Associates, Certified
                    ----------------------------------------
                    Public Accountants
                    GRANT-SCHWARTZ, ASSOCIATES, CPA's







August 14, 1998

                         SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hickory, State of North Carolina, on the 14th day of August, 1998.


                                   /s/ Jerrold R. Hinton
                                   ---------------------
                                   By: Jerrold R. Hinton
                                   Title: President, Chief Executive
                                   Officer and Director



      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the date indicated


Dated:    Hickory, NC
          August 14, 1998

                                   /s/ Jerrold R. Hinton
                                   By: Jerrold R. Hinton,
                                   Title: President, Chief
                                   Executive Officer and Director



                                   /s/ Thomas J. Craft, Jr.
                                   By: Thomas J. Craft, Jr.
                                   Title: Secretary and Director